Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds
Director of Investor Relations
(706) 649-4973

Synovus Reports 6.5% Increase in Net Income for Second Quarter 2007

TSYS Reports 14.4% Increase in Net Income

Columbus, Ga., July 24, 2007 — Synovus’ second quarter earnings grew 6.5% over the second quarter of 2006 to $162.8 million, which represented diluted earnings per share growth of 5.0% to $.49 per share, Synovus’ Chief Executive Officer Richard E. Anthony announced today.

“We met our performance expectations in the second quarter of 2007 in a continued challenging environment,” said Anthony. “Our commercial strategy continued to show strength in the quarter and strong momentum in TSYS’ performance drove the results for the quarter.”

Return on assets for the quarter was 2.00% and return on equity was 16.69% for the second quarter 2007, compared to 2.07% and 18.45%, respectively, in the same period last year. Shareholders’ equity at June 30, 2007, was $3.93 billion, which represented a very strong 11.82% of quarter-end assets. Total assets ended the quarter at $33.2 billion, an increase of 8.8% from the same period last year.

Financial Services’ net income was up 3.1 % over the second quarter last year. Net interest income grew 1.1% over the second quarter last year as total loans grew 7.9%. On a sequential quarter basis, commercial and industrial loans grew 7.9% while commercial real estate loans grew 2.3%. The net interest margin for the quarter was 4.05%, compared to 4.10% last quarter and 4.39% in the second quarter of last year. The linked quarter margin decline was slightly higher than our expectations, primarily due to slower than expected demand deposit account growth and the negative impact of additional non-accrual loans. However, the direction of the cost of interest bearing funds began to show improvement during the quarter. Total core deposit growth (excludes brokered time deposits) was 9.0% over the second quarter of 2006.

The ratio of nonperforming assets to loans and other real estate was 0.87%, up from 0.68% last quarter and 0.48% in the second quarter of last year. The net charge-off ratio was 0.25% compared to 0.13% last quarter and 0.17% in the second quarter of last year. The allowance for loan losses was 1.30% of loans, which was the same as last quarter and 1.33% in the second quarter last year. The provision for loan losses covered net charge-offs by 1.27x for the quarter.

Financial Services’ non-interest income was up 7.7% over the second quarter last year with increases in brokerage and investment banking revenue of 19.1%, fiduciary and asset management fees – which include trust, financial planning and asset management fees – of 8.0%, and bankcard fees of 4.3%. The second quarter results include a $4.2 million after-tax gain from discontinued operations resulting from the transfer of the Synovus mutual funds. Financial Services’ non-interest expense was up 3.8% compared to the second quarter of 2006. During the quarter, six new branches were added, bringing the total number to 321 branches in the footprint.

Post Office Box 120 / Columbus, GA 31902

www.synovus.com

Synovus Reports 6.5% Increase in Net Income for Second Quarter/p. 2

TSYS reported net income of $65.7 million for the second quarter 2007 compared to $57.4 million last year, a 14.4% increase. Diluted earnings per share for the quarter increased to $0.33, up from $0.29 last year, a 14.5% increase. During the quarter, TSYS completed the pilot program for the Wal-Mart MoneyCard, issued by GE and reloaded through Green Dot’s national reloading network. The Visa-branded prepaid product will be available in 2,600 Wal-Mart stores by the end of July. TSYS renewed merchant acquiring service agreements with Merchant Management Systems, as well as signed new agreements with MPay Gateway and The Bancorp Bank. TSYS announced that CUP Data, TSYS’ joint venture with China UnionPay, has recently begun providing services for Huaxia Bank Co., Ltd, one of China’s largest nationwide banks.

Anthony continued, “As we began the year, our earnings guidance was based on stable to modestly lower short-term interest rates, a margin for the year of approximately 4.20%, a favorable credit environment, loan growth of approximately 10%, Financial Services’ segment net income growth of approximately 10%, and TSYS’ net income growth within its range of guidance. These assumptions guided our expectations for 2007 earnings per share to be in the range of $1.96 to $1.98. After the first six months in 2007, we now expect full year earnings per share to be in the range of $1.90 to $1.95.”

Synovus’ 2007 earnings outlook is based on the following assumptions for the full year:

•	Mid to high single digit loan growth.
•	Net interest margin in the 4.05 – 4.10% range.
•	Net charge-off ratio to be approximately 0.25%.
•	TSYS’ net income growth within its range of guidance.

Anthony concluded, “During the July 26 Synovus Board of Directors meeting, I will ask the board to consider all TSYS spin-related issues and to appoint a special committee of independent directors to make a final recommendation with respect to whether to distribute Synovus’ ownership interest in TSYS to Synovus’ shareholders. Although no specific timeframe for committee and board deliberations will be defined, I hope to be able to announce the Board’s decision no later than our third quarter analyst call. However, no assurances can be given regarding the timing or terms of any spin-off, or whether any spin-off will in fact occur.” The aforementioned earnings guidance of $1.90 to $1.95 does not include the expenses associated with the potential spin-off transaction.

Synovus will host an earnings highlights conference call at 4:30 pm EDT, on July 24, 2007. Shareholders and other interested persons may listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. You may download RealPlayer or Windows Media Player (free download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.

Synovus (NYSE: “SNV”) is a diversified financial services holding company with over $33 billion in assets based in Columbus, Georgia. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 39 banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: “TSS”), one of the world’s largest companies for outsourced payment services. Synovus has been named one of “The 100 Best Companies To

Work For” in America by FORTUNE magazine, and has been recognized in its Hall of Fame for consecutive appearances on the list since its inception in 1998. See Synovus on the Web at www.synovus.com.

Post Office Box 120 / Columbus, GA 31902

www.synovus.com

Synovus Reports 6.5% Increase in Net Income for Second Quarter/p. 3

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding Synovus’ expected growth in earnings per share for 2007, statements regarding the potential distribution by Synovus of its ownership interest in TSYS and management’s hope that it will be able to announce the Board’s decision no later than Synovus’ third quarter analyst call, and the assumptions underlying such statements, including, with respect to Synovus’ expected increase in earnings per share for 2007, mid to high single digit loan growth, a net interest margin in the 4.05 – 4.10% range, a net charge-off ratio of approximately 0.25% and TSYS’ net income growth within its range of guidance. With respect to a spin-off of TSYS, no assurance can be given regarding the timing or terms of any spin-off, or whether any spin-off will in fact occur. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to, competitive pressures arising from aggressive competition from other financial service providers; factors that affect the delinquency rate on Synovus’ loans and the rate at which Synovus’ loans are charged off; changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets; inflation, interest rate, market and monetary fluctuations; TSYS does not perform within its range of guidance; the strength of the United States economy in general and the strength of the local economies in which Synovus conducts operations may be different than expected; the timely development of competitive new products and services and the acceptance of such by customers; Synovus’ inability to control expenses; a deterioration in credit quality or a reduced demand for credit; the costs and effects of litigation, regulatory investigations, or similar matters, or adverse facts and developments related thereto, including the FDIC’s investigation of the policies, practices and procedures used by Columbus Bank and Trust Company (a subsidiary of Synovus) in connection with the credit card programs offered pursuant to its Affinity Agreement with CompuCredit Corporation; the impact of the application of and/or changes in accounting principles; the effects of changes in government policy, laws and regulations, or the interpretation or application thereof, including restrictions and/or limitations arising from banking laws, regulations and examinations; changes in consumer spending, borrowing and saving habits; technological changes; and the impact on Synovus’ business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

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Post Office Box 120 / Columbus, GA 31902

www.synovus.com